Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts”, to the use of our report dated December 3, 2018 on the consolidated financial statements of Tempo Holding Company, LLC, and to the use of our report dated October 1, 2018, in the Registration Statement (Form S-1) and related Prospectus of Alight Inc. for the registration of shares of its common stock.

/s/ Ernst & Young LLP

Chicago, Illinois

February 14, 2019